                                                                   EXHIBIT 99.1

Belden & Blake Corporation
NEWS RELEASE

         5200 Stoneham Road o North Canton, Ohio 44720 o (330) 499-1660
                              o FAX (330) 497-5463

CONTACT: Patricia A. Harcourt                        FOR  IMMEDIATE  RELEASE
         Vice President, Administration              July 7, 2004
         E-mail: pharcourt@beldenblake.com

                   Belden & Blake Corporation Completes Merger
         With Carlyle/Riverstone affiliate, Capital C Energy Operations

         NORTH CANTON, OH -- Belden & Blake Corporation ("Belden & Blake") today announced the completion of its merger with Capital C Energy Operations, LP ("Capital C"), an affiliate of Carlyle/Riverstone Global Energy and Power Fund II, L.P. Capital C acquired Belden & Blake in an all-cash transaction.

         Headquartered in North Canton, Ohio, Belden & Blake is one of the oldest and largest oil and gas producers in the Appalachian and Michigan Basins with estimated proved reserves of approximately 360 Bcfe at the end of 2003. The company is engaged in every aspect of the development and production of its extensive resource base including exploitation, operation, compression, gathering and marketing. The management team will remain with the company post merger with the exception of the retirement of the current CEO, John L. Schwager. Frost W. Cochran, President and CEO of Capital C, will serve as Belden & Blake's new Chief Executive Officer.

         "Belden & Blake is a significant step in our mission of acquiring low risk, long-life producing reserves," said Mr. Cochran. "In addition to its extensive acreage position in Appalachia and Michigan, the company is one of the most experienced operators in extracting gas and oil from shallow blanket formations."

         "The acquisition has been accomplished through a financing structure that captures the benefits of today's attractive commodity prices and minimizes risk," commented Gregory A. Beard, Principal of Carlyle/Riverstone, "Additionally, the company provides us with a presence in some of the nation's often overlooked, but strategically important, hydrocarbon producing regions."

         Capital C was formed to acquire, own and operate domestic, onshore, oil and gas and mineral interests. The partnership focuses on extensively developed, low risk fields with medium- to long-life production, and predictable operating costs. Additionally, Capital C utilizes commodity price risk management tools extensively in the structuring of its investments to better manage the predictability of operating results.

         Riverstone Holdings and The Carlyle Group are the co-general partners of the Carlyle/Riverstone Global Energy and Power Fund II. Riverstone, a New York-based energy and power focused private equity firm founded in 2000, has approximately $1.5 billion under management. Riverstone conducts buyout and growth capital investments in the midstream, upstream, power, and oilfield service sectors of the energy industry. To date, the firm has committed approximately $875 million to 10 investments across each of these four sectors. The Carlyle Group is a global private equity firm with more than $18 billion under management. Carlyle invests in buyouts, venture, real estate, and leveraged finance in North America, Europe, and Asia. Since 1987, the firm has invested $10.8 billion of equity in 317 transactions. The Carlyle Group employs more than 500 people in 14 countries. Visit www.carlyle.com for additional information.

         Randall & Dewey, an oil and gas strategic advisory and consulting firm based in Houston, TX, acted as financial advisors to Belden & Blake.

         Goldman Sachs & Co. arranged the debt financing and acted as financial advisor to Capital C.

         The information in this release includes forward-looking statements that are made pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements, and the business prospects of Belden & Blake are subject to a number of risks and uncertainties which may cause the Company's actual results in future periods to differ materially from the forward-looking statements contained herein. These risks and uncertainties include, but are not limited to, the Company's access to capital, the market demand for and prices of oil and natural gas, the Company's oil and gas production and costs of operation, results of the Company's future drilling activities, the uncertainties of reserve estimates and environmental risks. These and other risks are described in the Company's 10-K and 10-Q reports and other filings with the Securities and Exchange Commission.


                                       ###